Exhibit 99.1

Press Release
7 Village Circle, Suite 100
Westlake, Texas 76262
MiddleBrook Pharmaceuticals Signs Asset Purchase Agreement
WESTLAKE, Texas (May 14, 2010) MiddleBrook Pharmaceuticals, Inc. (OTCQB: MBRKQ.PK) (“MiddleBrook” or the “Company”) has entered into an asset purchase agreement with Victory Pharma, Inc. for the sale of substantially all of its assets, and assumption of trade sales and certain other liabilities, of the Company for approximately $17.1 million (the “Acquisition”). The Acquisition is subject to customary closing conditions, a competitive auction process supervised by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in which MiddleBrook will seek competing bids to obtain the best offer possible for its assets, and approval of the Bankruptcy Court.
“During the Bankruptcy Court supervised process, we remain committed to continuing to promote MOXATAG® utilizing our third party partner’s electronic promotion program and maintaining MOXATAG and KEFLEX® product availability to our trade sales customers,” said David Becker, MiddleBrook Executive Vice President and Chief Financial Officer, and Acting President and Chief Executive Officer.
About MiddleBrook Pharmaceuticals
MiddleBrook Pharmaceuticals, Inc. (OTCQB: MBRK Q.PK) is a pharmaceutical company focused on commercializing anti-infective products that fulfill unmet medical needs. MiddleBrook’s proprietary delivery technology, PULSYS, enables the pulsatile delivery, or delivery in rapid bursts, of certain drugs. MiddleBrook currently markets MOXATAG, the first and only FDA-approved once-daily amoxicillin, and KEFLEX (cephalexin, USP), the immediate-release brand of cephalexin. For more information about MiddleBrook, please visit www.middlebrookpharma.com.
KEFLEX, KEFLEX 750 MG, MiddleBrook, MiddleBrook Pharmaceuticals (stylized), MiddleBrook Pharmaceuticals, Inc., MOXATAG, and PULSYS are MiddleBrook’s trademarks and have been registered in the U.S. Patent and Trademark Office or are the subject of pending U.S. trademarks applications. Each of the other trademarks, tradenames, or service marks appearing in this document belongs to the respective holder, as used herein, except as otherwise indicated by the context. References to “we,” “us,” “our,” “MiddleBrook,” or the “Company,” refer to MiddleBrook Pharmaceuticals, Inc., and its subsidiaries.
About Victory Pharma
Founded in 2003, Victory Pharma, Inc. is a privately held specialty pharmaceutical company headquartered in San Diego, CA focused on acquiring, developing, and marketing products to treat pain and related conditions. Victory markets its lead product, NAPRELAN® (naproxen sodium) Controlled-Release Tablets and other pain products to pain management specialists, rheumatologists, orthopedic surgeons, and selected primary care physicians through its physician office-based field sales force. Victory is also developing proprietary products for the treatment of chronic pain and common opioid-induced side effects. Further information regarding Victory Pharma is available at www.victorypharma.com.
NAPRELAN® is a trademark of Elan Corporation, plc.
Please see full prescribing information including BOXED warning regarding cardiovascular and gastrointestinal risks at www.naprelan.com
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FORWARD-LOOKING STATEMENTS
Some of the statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements related to MiddleBrook’s ability to consummate the Acquisition and/or obtain a better offer through the Bankruptcy Court supervised auction process. In some cases, forward-looking statements are identified by words such as “intend,” “believe,” “anticipate,” “expect,” “estimate,” “will,” “may,” “should,” “could,” “would” and similar expressions. Such forward-looking statements reflect MiddleBrook’s current plans, beliefs, estimates and views and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others, the Company’s ability to obtain Bankruptcy Court approval of the Acquisition and consummate the Acquisition in a timely manner, the Company’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, vendors, and customers during the Chapter 11 process given the Company’s financial condition; the Company’s ability to manage expenses and fund its working capital needs during the Chapter 11 process; the Company’s ability to successfully commercialize and market MOXATAG or KEFLEX during the Chapter 11 process due to: the limitations on the Company’s resources and experience in the commercialization of products; the elimination of a substantial portion of the Company’s commercial organization; the lack of acceptance by physicians, patients and third party payors of the Company’s products; unanticipated safety, product liability, efficacy, or other regulatory issues; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which the Company relies; inadequate distribution of the products by wholesalers, pharmacies, and other customers; competition from other products; and other risks identified in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in MiddleBrook’s Annual Report on Form 10-K for the year ended Dec. 31, 2009, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. MiddleBrook undertakes no obligation to update publicly or review any of the forward-looking statements made in this press release, whether as a result of new information, future developments or otherwise.
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Source: MiddleBrook Pharmaceuticals, Inc.
Investor Relations/Media Contact: David Becker 817-837-1200